EXHIBIT 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact: Dave Prichard 608.278.6141

Spectrum Brands Provides Update Following Close
 of 6.750% Senior Notes Due 2020 Offering

Madison, WI, March 20, 2012 -- Spectrum Brands Holdings, Inc. (NYSE: SPB) and Spectrum Brands, Inc. ("Spectrum Brands") today announced the settlement of the sale of Spectrum Brands’ $300 million aggregate principal amount of 6.750% Senior Notes due 2020 (the “Notes”) at a price of 100.00% of the par value. The Notes are guaranteed by Spectrum Brands' direct parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries.

In addition, pursuant to the previously announced tender offer and consent solicitation of Spectrum for any and all of its outstanding 12% Senior Subordinated Toggle Notes due 2019 (the "12% Notes"), Spectrum announced today that it had accepted for purchase all notes in respect of which tenders and consents were delivered prior to 5:00 p.m., New York City time, on March 14, 2012, or an aggregate principal amount of $231,421,391, or 94.45% of the outstanding 12% Notes.

“Refinancing our 12% senior subordinated toggle notes with 6.75% senior notes is an important step forward in continuing to lower our cost of capital and further improve our capital structure,” said Tony Genito, Executive Vice President and Chief Financial Officer of Spectrum Brands Holdings.  “As a result of this refinancing, we will reduce our annual cash interest expense by approximately $10 million while significantly improving our Company’s strategic and financial flexibility for creating shareholder value.

“Spectrum Brands remains focused on generating strong free cash flow and further deleveraging our balance sheet,” Mr. Genito continued.  “We continue to expect to finish fiscal 2012 on September 30 with a year-end leverage ratio at or below fiscal 2011’s year-end leverage ratio of 3.4 times.  All in all, we believe this refinancing is a testament to the solid performance of our Company and our improved credit worthiness.”

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries.  With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the information regarding the terms of its notes offering and tender offer and consent solicitation and other information described above, related transactions, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our substantial outstanding indebtedness (including the restrictions contained therein) on our business, financial condition and results of operations, and our ability to manage and otherwise comply with our covenants with respect to such indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions, (12) the cost and effect of threatened or pending litigation or governmental proceedings, changes in governmental regulations, or changes in accounting policies applicable to our business, (13) adverse changes in capital market conditions, and (14) various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q for Spectrum Brands, Inc.   We also caution the reader that our estimates of trends, market share, retail consumption of our products and reasons for changes in such consumption are based solely on limited data available to us and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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